News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202
                   FOR IMMEDIATE RELEASE

P&G TO SHARE CONFIDENCE IN LONG-TERM STRATEGIES AND GOALS
AT 2008 ANALYST MEETING

Will Confirm December Quarter and Fiscal Year EPS Guidance; Update Organic Sales Outlook

CINCINNATI, Dec. 11, 2008 - The Procter & Gamble Company (NYSE: PG) is holding its 2008 Analyst Meeting today in New York City, beginning at 8:30 a.m. Eastern Time.  Chairman of the Board and Chief Executive Officer A.G. Lafley and the Company’s executive management team will provide a review of the company’s business results and long-term strategies, capabilities and growth opportunities.

Mr. Lafley will note the importance of strategic consistency in this difficult and volatile economic environment, and tell investors that P&G’s long-term growth will be driven by a continued focus on the Company’s core fundamentals – building and supporting leading brands; ensuring that its brands are delivering superior consumer value; leading innovation that delights consumers and differentiates its brands from competitors; and managing cash, cost and organizational productivity with strict discipline.

In addition, the Company will confirm that, while it is operating in a more volatile environment, it is currently on track to meet its earnings per share guidance for both the October – December quarter and fiscal year 2009.  P&G continues to expect earnings per share of $1.58 to $1.63 for the October-December quarter and $4.28 to $4.38 for the fiscal year.

P&G will also confirm that it continues to grow organic sales for both the quarter and fiscal year despite the difficult economic environment.  P&G expects to grow organic sales for the October – December quarter, but below the four to six percent growth range estimated previously.  This change is driven primarily by reductions in retailer, distributor and consumers’ in-home inventories in both developed and developing markets.  For the fiscal year, the Company expects to deliver organic sales growth in the range of four to six percent, consistent with previous guidance.

The meeting will be webcast at www.pg.com/investors beginning at 8:30 a.m. ET, and will also be available for replay.

Please note that references to “organic sales” refer to sales excluding the impacts of acquisitions, divestitures and foreign exchange.

About Procter & Gamble
Three billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Gain®, Pringles®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Actonel®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, Braun® and Fusion®. The P&G community includes approximately 138,000 employees working in over 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

Forward-Looking Statements
All statements, other than statements of historical fact included in this release, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on financial data, market assumptions and business plans available only as of the time the statements are made, which may become out of date or incomplete. We assume no obligation to update any forward-looking statement as a result of new information, future events or other factors. Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations. In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans, including with respect to lower income consumers and growing existing sales and volume profitably despite high levels of competitive activity, especially with respect to the product categories and geographical markets (including developing markets) in which the Company has chosen to focus; (2) the ability to successfully execute, manage and integrate key acquisitions and mergers and to achieve the cost and growth synergies in accordance with the stated goals of these transactions; (3) the ability to manage and maintain key customer relationships; (4) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (5) the ability to successfully manage regulatory, tax and legal matters (including product liability, patent, intellectual property, and competition law matters), and to resolve pending matters within current estimates; (6) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas, including the Company's outsourcing projects; (7) the ability to successfully manage currency (including currency issues in volatile countries), debt, interest rate and commodity cost exposures and significant credit or liquidity issues; (8) the ability to manage continued global political and/or economic uncertainty and disruptions, especially in the Company's significant geographical markets, as well as any political and/or economic uncertainty and disruptions due to a global or regional credit crisis or terrorist and other hostile activities; (9) the ability to successfully manage competitive factors, including prices, promotional incentives and trade terms for products; (10) the ability to obtain patents and respond to technological advances attained by competitors and patents granted to competitors; (11) the ability to successfully manage increases in the prices of raw materials used to make the Company's products; (12) the ability to stay close to consumers in an era of increased media fragmentation; (13) the ability to stay on the leading edge of innovation and maintain a positive reputation on our brands; and (14) the ability to successfully separate the Company's coffee business. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.
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P&G Media Contact:

Jennifer Chelune, 513.983.2570

P&G Investor Relations Contacts:

Mark Erceg, 513.983.2414

John Chevalier, 513.983.9974